Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Susan Chandler
(847) 402-5600

Allstate Elects Gregg M. Sherrill to Board

NORTHBROOK, Ill., September 18, 2017 – The Allstate Corporation (NYSE: ALL) announced that Gregg M. Sherrill, 64, executive chairman of Tenneco Inc., has been elected to Allstate’s board of directors, effective October 1. As of that date, the Allstate board will stand at 11 directors.

“Gregg’s successful experience as chairman and CEO of Tenneco further strengthens the strategic and operational expertise on Allstate’s board,” said Tom Wilson, chairman and chief executive officer. “Allstate will benefit from Gregg’s strategic insights, leadership and operating experience.”

“Allstate is a great company with a sound strategy and excellent operating results,” said Sherrill. “I am honored to be joining a board of highly successful, engaged leaders who are passionate about ensuring Allstate creates value for customers, shareholders, employees and society.”

Sherrill assumed the role of executive chairman of Tenneco’s board of directors in May 2017, after serving for 10 years as chairman and CEO. He previously served in executive roles at Johnson Controls Inc., after spending the first two decades of his business career at Ford Motor Co. Sherrill received an MBA from Indiana University Graduate School of Business and a bachelor’s degree in mechanical engineering from Texas A&M University.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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